Exhibit 16.1

May 4, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Cen Biotech, Inc. included under Item 4.01 of its Form 8-K dated May 2, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Very truly yours,

/s/ Mazars USA LLP